STEWART INFORMATION SERVICES CORPORATION
STOCK OPTION AGREEMENT

Grant Date: March 10, 2021
Name of Optionee: John L. Killea
Number of Options: 10,044
Type of Option: Nonqualified Option
Exercise Price: $53.24, which is equal to the Fair Market Value of a share of common stock of Stewart Information Services Corporation, as of the Grant Date (a “Common Share”), as determined in accordance with the Stewart Information Services Corporation 2020 Incentive Plan (the “Plan”), as the same may be amended from time to time, and herein.
Expiration Date: March 10, 2031
THIS STOCK OPTION AGREEMENT (the “Award Agreement”) is hereby granted as of March 10, 2021 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to Optionee pursuant to the Plan’s terms, and subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Optionee agree as follows:
1.Grant. The Company grants the Options to the Optionee, upon the terms and conditions set forth in this Award Agreement and as set forth in the Plan.
2.Exercise Period; Vesting.
a.Vesting Schedule. On each vesting date set forth below, the Optionee’s rights with respect to the number of Common Shares that corresponds to such vesting date, as specified in the chart below, shall become vested and may be exercised, provided that the Optionee remains in continuous service through the relevant vesting date, and except as otherwise determined by the Committee in its sole discretion or as otherwise provided in this Agreement or the Plan.

Vesting Date	Percentage of Common Shares Vested	Number of Common Shares Vested
First anniversary of the Grant Date	20%	2,209
Second anniversary of the Grant Date	30%	3,313
Third anniversary of the Grant Date	50%	5,522
a.Notwithstanding any other provision of this Award Agreement, in the event the Optionee is terminated without Cause during the twenty-four (24) month period immediately following a Change in Control, the Optionee shall be fully vested in the Common Shares subject to this Option as of the Optionee’s termination date.
b.Expiration. The Option shall vest and become exercisable on the vesting dates set forth above and shall expire as of the Expiration Date.
3.Termination of Employment/Service. Unless stated otherwise under the terms of the Optionee’s Employment Agreement, upon any termination of the Optionee’s employment or service, the Option shall be treated as provided in this Section 3.
a.Termination due to Death or Disability. If the Optionee’s employment or service is terminated as a result of such Participant’s death or disability (as determined by the Committee), the unvested portion of the Option shall expire upon such termination of employment or service, and the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (i) one year following such termination of employment or service, or (ii) the Expiration Date.
b.Termination for Reasons Other Than Death, Disability or Cause. If the Optionee’s employment or service is terminated for any reason other than such Optionee’s death or disability, and other than such Optionee’s termination of employment or service for Cause, the unvested portion of the Option shall expire upon such termination of employment or service, and the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (i) 60 days following such termination of employment or service, or (ii) the Expiration Date.
c.Termination for Cause. If the Optionee’s employment or service is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.
d.Extension of Termination Date. If following the Optionee’s termination of employment or service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate applicable securities laws, then the expiration of the Option shall be extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the

Code); provided, that, in no event shall such expiration date be extended beyond the Expiration Date.
4.Manner of Exercise.
a.Method of Exercise. To exercise the Option, the Optionee (or in the case of exercise after the Optionee’s death or incapacity, the Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a written or electronic notice of exercise in the manner designated by the Committee for such purpose. Any such notice of exercise shall be accompanied by payment of the Exercise Price.
b.Payment of Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company), provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; or (ii) by one of the following methods: (A) if the Committee has adopted a formal procedure allowing any participant to deliver other property having a Fair Market Value on the date of exercise equal to the Exercise Price, through the delivery of such property, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised.
c.Withholding. Prior to the issuance of shares upon the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Company or an Affiliate has the right to withhold from any compensation paid to the Optionee the amount of any required withholding taxes and to take any other such actions as may be necessary in the opinion of the Company or the Committee to satisfy all obligations for the payment of such withholding taxes. The Optionee may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means, (i) tendering a cash payment, (ii) if the Committee has adopted a formal procedure allowing any participant to authorize the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Optionee as a result of the vesting of the Option (provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law), issuing such authorization, or (iii)

delivering to the Company previously owned and unencumbered Common Shares. Notwithstanding the foregoing, in the event the Optionee fails to provide timely payment of all sums required to satisfy any applicable federal, state and local withholding obligations in respect of the Option, the Company shall treat such failure as an election by the Optionee to satisfy all or any portion of the Optionee’s required payment obligation pursuant to Section 4.3(b) above.
d.Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the Common Shares registered in the name of the Optionee, the Optionee’s authorized assignee, or the Optionee’s legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto.
5.Status of Options. The Options subject to this Award Agreement are only a contractual right of the Optionee potentially to receive Common Shares corresponding to the number of Options granted to the Optionee.
6.No Rights to Continued Employment/Service; No Rights as Shareholder. Nothing in the Plan or in this Award Agreement shall confer upon the Optionee any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Optionee as an employee at any time for any cause. The Optionee shall not have any rights as a shareholder with respect to any Common Shares subject to the Option prior to the date of exercise of the Option.
9. Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (ii) does not commit to structure the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.
7.Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Options subject to this Award Agreement shall not be assigned or otherwise disposed of by the Optionee.
8.The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
9.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

10.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment with the Company.
11.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Optionee’s material rights under this Agreement without the Optionee’s consent.
12.No Impact on Other Benefits. The value of the Optionee’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
13.Compliance with Law. The exercise of the Option and the issuance and transfer of Common Shares shall be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to the Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Optionee understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.
15.No Impact on Other Benefits. The value of the Optionee’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
17.Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Optionee should consult a tax advisor prior to such exercise or disposition.
IN WITNESS WHEREOF, this Award Agreement, effective March 10, 2021, has been entered into and executed on this day of March 16, 2021.

STEWART INFORMATION SERVICES CORPORATION
By: /s/ Frederick H. Eppinger
Its Chief Executive Officer

ACKNOWLEDGED
By: /s/ John L. Killea
OPTIONEE